Exhibit 99.1

Waccamaw Bankshares, Inc. Announces the Filing of a Registration Statement for
the Sale of Common Stock

          WHITEVILLE, N.C., June 30 /PRNewswire-FirstCall/ -- Waccamaw Bankshares, Inc. (Nasdaq: WBNK), the holding company for Waccamaw Bank, filed a registration statement with the Securities and Exchange Commission on June 30, 2006 relating to an offering of units consisting of one share of common stock and one warrant to purchase one share of common stock, announced James G. Graham, President and CEO of Waccamaw.  The units will be offered to shareholders of record on a date to be determined.  For every seven shares of common stock owned, a shareholder will have the right to purchase one unit.

          A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  This offering will be made only by means of a prospectus.

          Once a record date has been set, Waccamaw will deliver to each shareholder a prospectus.

          Waccamaw has offices in Whiteville, Chadbourn, Tabor City, Shallotte, Southport, Holden Beach, Wilmington, and Elizabethtown, North Carolina and recently opened an office in Heath Springs, South Carolina upon the acquisition of The Bank of Heath Springs.

          www.waccamawbank.com

          This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward- looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Waccamaw SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Waccamaw.

SOURCE  Waccamaw Bankshares, Inc.
           -0-                             06/30/2006
           /CONTACT:  David Godwin of Waccamaw Bankshares, Inc., +1-910-914-4215 /
           /Web site:  http://www.waccamawbank.com /
           (WBNK)